March 31, 2003

FOR IMMEDIATE RELEASE

Contact  Community Banks, Inc.
         Anthony N. Leo, Executive Vice President
         (717) 920-1698

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                 Community Banks, Inc. Completes Acquisition of
                    ABCO - Abstracting Company of York County

HARRISBURG - Community Banks, Inc. (CBI), listed on NASDAQ: CMTY announced today that it has completed the acquisition of Abstracting Company of York County ("ABCO"). Going forward, ABCO will operate its offices in York and Chambersburg, PA as a division of CommunityBanks' title insurance subsidiary, providing title services throughout South Central Pennsylvania.

Christopher M. Vedder, President of ABCO, will remain with the organization as a member of the board of directors of the title agency. Mary Penny Sebright will become CEO of the ABCO division, and Patricia A. Schell will serve as chief operating officer. Both have been with ABCO since its founding in 1974.

According to Eddie L.  Dunklebarger,  Chairman,  President  and CEO of CBI, "The
acquisition of ABCO significantly expands and strengthens our title and settlement services." ABCO brings an experienced staff and an extraordinary reputation for quality service. " Mr. Dunklebarger added, "The expansion of our title business is an important component of the Corporation's ongoing development as a diversified financial services provider."




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Mr.  Vedder  commented  "ABCO gained an excellent  reputation  for providing our customers with quality products and superior services. This affiliation, and the increased level of combined resources, will allow ABCO to enhance its delivery channels to both current and prospective customers"

CBI is the parent company of CommunityBanks, which operates 46 community banking offices and over 90 ATM's throughout central and northeastern Pennsylvania, and northern Maryland. In addition to banking and title services, CBI offers complete trust, investment and insurance services. As of December 31, 2002, CBI had total assets of approximately $1.7 billion.

This press release contains forward-looking statements concerning future events. Actual results could differ materially due to the following risks and uncertainties - deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in Community Banks, Inc.'s reports filed from time to time with the Securities and Exchange Commission. Community Banks, Inc. cautions readers not to place undue reliance on these statements. Community Banks, Inc. undertakes no obligation to publicly release or update any of these statements.



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